UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 17, 2014

STONE ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12074	72-1235413
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 E. Kaliste Saloom Road Lafayette, Louisiana	70508
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (337) 237-0410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 8.01.	Other Events.

On February 1, 2013, Keith A. Seilhan was named Vice President – Deep Water of Stone Energy Corporation (“Stone”). He previously served as Deep Water Projects Manager since joining Stone in July 2012. Prior to joining Stone, Mr. Seilhan filled various senior leadership roles for Amoco and BP p.l.c. (“BP”) over his 21 year career. In his final year with BP, he filled the role as BP’s Incident Commander on the Deepwater Horizon Incident in 2010 and also worked as an Emergency Response Consultant with The Response Group for one and a half years. He has been an Asset Manager and Operations Manager for Deep Water Assets, Operations Director for Gulf of Mexico and the Organizational Capability Manager.

As previously disclosed by Stone, Mr. Seilhan received a “Wells Notice,” dated January 25, 2013, from the Staff of the Securities and Exchange Commission (the “SEC”) indicating its intent to recommend to the SEC that it bring a civil injunctive action against Mr. Seilhan alleging that he violated Section 17(a) of the Securities Act of 1933 (the “Securities Act”), Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 10b-5 thereunder. On April 17, 2014, pursuant to a settlement between the SEC and Mr. Seilhan, the SEC filed a complaint in the U.S. District Court for the Eastern District of Louisiana, alleging that Mr. Seilhan sold securities while in possession of material nonpublic information, and in breach of duties owed to BP and its shareholders, in violation of Section 17(a) of the Securities Act, Section 10(b) of the Exchange Act and Rule 10b-5 thereunder. Without admitting or denying the allegations, Mr. Seilhan consented to the entry of a final judgment permanently enjoining him from future violations of Section 17(a) of the Securities Act, Section 10(b) of the Exchange Act and Rule 10b-5 thereunder. Mr. Seilhan also agreed to disgorgement in the amount of $105,409, plus $13,300 of prejudgment interest, and to pay a civil penalty of $105,409. The settlement is subject to court approval. The SEC’s inquiry related to activities prior to Mr. Seilhan’s employment with Stone and was not directed at, and does not concern, Stone or any other member of Stone’s management or any member of Stone’s Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Stone Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONE ENERGY CORPORATION

Date: April 17, 2014	By:	/s/ J. Kent Pierret
J. Kent Pierret Senior Vice President, Chief Accounting Officer and Treasurer